Exhibit 5.1

March 7, 2019	+1 617 526 6000 (t) +1 617 526 5000 (f)

Epizyme, Inc.

400 Technology Square

Cambridge, Massachusetts 02139

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-224159) (the “Registration Statement”) filed by Epizyme, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), among other things, shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and shares of the Company’s preferred stock, $0.0001 par value per share, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act for an indeterminate initial offering price as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated March 6, 2019 (the “Common Stock Prospectus Supplement” and, together with the Base Prospectus, the “Common Stock Prospectus”) relating to the issuance and sale pursuant to the Registration Statement of up to 10,000,000 shares of Common Stock, including up to 1,500,000 shares of Common Stock issuable upon exercise of an option to purchase additional shares granted by the Company (the “Common Shares”), and (iii) the prospectus supplement, dated March 2, 2019 (the “Series A Preferred Stock Prospectus Supplement” and, together with the Base Prospectus, the “Series A Preferred Stock Prospectus”) relating to the issuance and sale pursuant to the Registration Statement of up to 304,348 shares, including up to 45,652 shares issuable upon exercise of an option to purchase additional shares granted by the Company, of a series of Preferred Stock of the Company designated as the Series A Convertible Preferred Stock (the “Series A Preferred Shares”) and shares of Common Stock issuable upon conversion of the Series A Preferred Shares. The Common Shares together with the Series A Preferred Shares are referred herein as the “Shares”.

The Common Shares are to be issued and sold by the Company pursuant to an underwriting agreement dated March 6, 2019 (the “Common Underwriting Agreement”) by and among the Company and Jefferies LLC, Citigroup Global Markets Inc. and Cowen and Company, LLC, as representatives of the underwriters named in the Common Underwriting Agreement, the form of which is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof. The Series A Preferred Shares are to be issued and sold by the Company pursuant to an underwriting agreement dated March 6, 2019 (the “Preferred Underwriting Agreement”) by and among the Company and Jefferies LLC, Citigroup Global Markets Inc. and Cowen and Company, LLC, as representatives of the underwriters named in the Preferred Underwriting Agreement, the form of which is being filed with the Commission as Exhibit 1.2 to the Company’s Current Report on Form 8-K, filed on the date hereof.

Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109

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Epizyme, Inc.

March 7, 2019

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statement, the Common Stock Prospectus and the Series A Preferred Stock Prospectus as filed with the Commission. We have also examined and relied upon the Common Underwriting Agreement and Preferred Underwriting Agreement, minutes of meetings and actions of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-laws of the Company, each as restated and/or amended to date, Certificate of Designations of Series A Preferred Stock as filed by the Company with the Secretary of State of the State of Delaware on March 7, 2019 (the “Certificate of Designations”) and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares, and the shares of Common Stock issuable upon conversion of the Series A Preferred Shares, have been duly authorized or reserved for issuance and (i) when the Shares are issued and paid for in accordance with the terms and conditions of the Common Underwriting Agreement or Preferred Underwriting Agreement, as applicable, the Shares will be validly issued, fully paid and nonassessable and (ii) the shares of Common Stock issuable upon conversion of the Series A Preferred Shares, when issued upon conversion in accordance with the terms of the Certificate of Designations, will in each case be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and sale of the Shares and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not

Epizyme, Inc.

March 7, 2019

hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Stuart M. Falber
Stuart M. Falber, a Partner